SMFStreicher Mobile Fueling, Inc.	Exhibit 99.1
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard	Peter Seltzberg
	Vice President, Corporate Development	Cameron Associates, Inc.
	954-308-4200	212-245-8800

STREICHER MOBILE FUELING, INC., REPORTS RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2005 AND
CONFERENCE CALL FOR TUESDAY, NOVEMBER 15, 2005

Ft. Lauderdale, FL, November 8, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries today announced results for the first quarter ended September 30, 2005, as follows:

SELECTED INCOME STATEMENT AND FINANCIAL DATA 1

(All amounts in thousands of dollars, except share and volume data)

	Three-Month Periods Ended (Unaudited)		Increase

	9/30/2005	9/30/2004	$	%

Total revenues	$53,639	$28,909	$24,730	86%
Gross profit	3,813	1,800	2,013	112%
Operating income	1,279	677	602	89%
Net income	615	295	320	108%
EBITDA [2,5]	1,784	992	792	80%

Basic net income per share	$0.07	$0.04	$0.03	75%
Diluted net income per share	$0.06	$0.04	$0.02	50%

Basic weighted average shares outstanding	9,339,196	7,331,945	2,007,251	27%
Diluted weighted average shares outstanding	10,197,828	7,869,780	2,328,048	30%

Depreciation and amortization [3]	$402	$315	$87	28%

Gallons sold (in thousands)	20,819	15,153	5,666	37%
Average net margin per gallon (in cents) [4]	19.9	13.7	6.2	45%

1
Reflects the Company’s September 1, 2005 issuance of $3,000,000 in Five Year 10% Senior Subordinated Notes (the “Notes”) and 360,000 four year stock purchase warrants at $2.28 per share but does not reflect the October 1, 2005 acquisition of H & W Petroleum Company, Inc., certain assets of which secure the payment of the Notes.

2	Earnings before interest, taxes, depreciation and amortization and amortization of stock compensation expense
3	Depreciation and amortization included in cost of sales was $336,000 and $271,000 for the respective periods
4	Net margin per gallon equals gross profit plus cost of sales depreciation and amortization divided by number of gallons sold
5	See non-GAAP measure EBITDA Reconciliation Table as follows:

Non-GAAP Measure Reconciliation - EBITDA Reconciliation Table

	3 Months Ended
	9/30/2005	9/30/2004	Increase	Increase

Net income	$615	$295	$320	108%
Add back:
Interest, net	675	382	293	77%
Depreciation and amortization:
Cost of sales	336	271	65	24%
Sales, general, and administrative	66	44	22	50%
Amortization of stock compensation expense	92	---	92	---
EBITDA	$1,784	$992	$792	80%

CONDENSED CONSOLIDATED BALANCE SHEET 1

(All amounts in thousands of dollars)

	September 30, 2005	June 30, 2005	Increase(Decrease)

ASSETS
Current assets	$25,028	$19,392	$5,636	29%
Property, plant and equipment, net	9,325	9,555	(230)	(2%)
Other assets, net	1,226	1,178	48	4%
	$35,579	$30,125	$5,454	18%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,646	$13,531	$1,115	8%
Long-term debt, net	11,628	9,756	1,872	19%
Stockholders’ equity	9,305	6,838	2,467	36%
	$35,579	$30,125	$5,454	18%

WORKING CAPITAL	$10,382	$5,861	$4,521	77%

The Company will be filing its Quarterly Report on SEC Form 10-Q on or before the November 14, 2005 due date.

Conference Call

Management will host a conference call on Tuesday, November 15, 2005 at 2:00 PM ET, to discuss the Company’s results for the three months ended September 30, 2005. The conference call will be available via teleconference by dialing 866.700.7477 (domestic) or 617.213.8840   (international), using Pass Code 40494694. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available November 15, 2005, 4:00 PM ET until November 22, 2005, 11:59 PM ET by dialing 888.286.8010 (domestic) or 617.801.6888 (international), using Pass Code 35963693. A web archive will be available for 30 days at www.mobilefueling.com.

About Streicher Mobile Fueling, Inc.

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 27 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C. More information on the Company is available at www.mobilefueling.com.